Exhibit 99.1

CONTACT:      William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
President and Chief Executive Officer
215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION DECLARES
FOURTH QUARTER DIVIDEND INCREASE

Souderton, Pa, November 24, 2004 - Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., board of directors declared today a $.25 per share quarterly cash dividend to be paid on January 3, 2005 to shareholders of record as of December 6, 2004. This is an increase of $.05 per share or 25 percent over the same period last year.

Following Univest’s stock and overall trends in the industry is more convenient for investors and shareholders than ever before. Univest’s investor relation’s link, found on its web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information. Recently, Univest added a shareholder services page to assist shareholders in managing their investments in Univest stock.

Univest Corporation and its subsidiaries provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks and Montgomery counties through a network of 36 financial service centers and 39 ATM locations.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.